SECRETARY'S CERTIFICATE
OF

Dreamland Limited
Cricket Square, Hutchins Drive
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

We, Conyers Trust Company (Cayman) Limited, Secretary of **Dreamland Limited (the "Company") DO HEREBY CERTIFY** that the following are:

i. An Ordinary Resolution passed by the Members of the Company at an Extraordinary General Meeting held on 1st April 2026, which became effective on 8th May 2026, which was the effective date as determined in the Board Resolutions (as defined below), and that such resolution has not been modified:

Ordinary Resolution

RESOLVED AS AN ORDINARY RESOLUTION THAT:

i) the consolidation of (i) each of the issued and unissued class A ordinary shares with a par value of US$0.00005 each ("**Consolidated Class A Ordinary Shares**") and (ii) each of the issued and unissued class B ordinary shares with a par value of US$0.00005 ("**Consolidated Class B Ordinary Shares**", together with Consolidated Class A Ordinary Shares, the "**Consolidated Ordinary Shares**") at a ratio of not less than one (1)-for two

(2) and not more than one (1)-for- two hundred and fifty (250) (the "**Range**"), with the exact ratio to be set at a whole number within the Range and the exact date to be determined by the board of directors of the Company (the "**Board**") in its sole discretion by no later than one hundred and eighty (180) days from the date of the 2026 Extraordinary Meeting be and is hereby approved (the "**Further Consolidation**");

ii. Extracts of board resolutions passed by the directors of the Company on 5th May 2026 (the "**Board Resolutions**") determining the Range (as defined in the Ordinary Resolution above) and the effective date of the Further Consolidation, and that such resolutions have not been modified:

Board resolutions

WHEREAS the authorised share capital of the Company is currently US$100,000 divided into 2,000,000,000 shares with a par value of US$0.00005 each, comprising (i) 1,900,000,000 class A ordinary shares with a par value of US$0.00005 each ("**Class A Ordinary Shares**") and (ii) 100,000,000 class B ordinary shares with a par value of US$0.00005 each ("**Class B Ordinary Shares**").

WHEREAS the Board has determined that it is in the best interests of the Company and its shareholders to implement a reverse stock split at a ratio of **1-for-25** (the "**Reverse Split**"), whereby:

- every **twenty-five** (**25**) issued and unissued Class A Ordinary Shares with a par value of US$0.00005 each shall be consolidated into **one (1) Class A Ordinary Share** with a par value of **US$0.00125** each; and
- every **twenty-five** (**25**) issued and unissued Class B Ordinary Shares with a par value of US$0.00005 each shall be consolidated into **one (1) Class B Ordinary Share** with a par value of **US$0.00125** each.

NOW THEREFORE IT IS RESOLVED THAT:

Approval of Reverse Split

The Reverse Split be and is hereby approved, ratified and confirmed in all respects, effective immediately.

For the purpose of implementing the Reverse Split and reflecting it in the Company's books and records, the Board notes that the Reverse Split will result in an effective authorised share capital of US$100,000 divided into 80,000,000 shares with a par value of US$0.00125 each, comprising (i) 76,000,000 Class A Ordinary Shares and (ii) 4,000,000 Class B Ordinary Shares.

____

Rowan Wu
for and on behalf of
Conyers Trust Company (Cayman) Limited
Secretary

Dated this 8th day of May 2026